UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 3, 2011

AMERICAN EXPRESS CREDIT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-6908	11-1988350
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

World Financial Center 200 Vesey Street New York, NY		10285
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (866) 572-4944

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 3, 2011, American Express Credit Corporation (the “Company”) entered into a unsecured A$4,500,000,000 syndicated credit facility (the “Credit Facility”) with Citisecurities Limited, as facility agent, Citibank N.A., Sydney Branch, Commonwealth Bank of Australia, National Australia Bank Limited, and Westpac Banking Corporation, as mandated lead arrangers and bookrunners, and the other lenders from time to time party thereto. The Credit Facility, which expires on August 3, 2016, replaced the Company’s prior A$4,250,000,000 credit facility which was to expire on August 7, 2012.

The Credit Facility provides the Company with a revolving credit facility with a borrowing capacity of up to A$4,500,000,000, in three tranches. Tranche A provides the Company with a revolving credit facility with a borrowing capacity of A$2,000,000,000 maturing on August 3, 2014; Tranche B provides the Company with a revolving credit facility with a borrowing capacity of A$2,000,000,000 maturing on August 3, 2016; and Tranche C provides the Company with a revolving credit facility with a borrowing capacity of A$500,000,000 maturing on August 3, 2016.

Borrowings under the Credit Facility are available for general corporate purposes and with respect to Tranche A and Tranche B, can be made denominated in Australian dollars and U.S. dollars, and with respect to Tranche C, can be made denominated in Australian dollars and New Zealand dollars. Interest on borrowings under the Credit Facility would be charged at (i) the Bank Bill Rate-Australia, in the case of Australian dollar denominated borrowings, (ii) the London Interbank Offered Rate (LIBOR), in the case of U.S. dollar denominated borrowings, or (iii) the Bank Bill Rate-New Zealand, in the case of New Zealand dollar denominated borrowings, in each case plus applicable margins that will fluctuate based on the applicable long-term issuer rating of the Company. The Company has agreed to pay a facility fee which will fluctuate based on the Company’s applicable rating.

Certain other material terms of the Credit Facility, which are the same as the corresponding terms of the prior Australian dollar credit facility, include:

•  a financial covenant which requires the Company to maintain a ratio of Earnings Available for Fixed Charges to Fixed Charges (in each case as defined in the Credit Facility) of no less than 1.25;

•  restrictive covenants (subject, in each case, to certain customary exceptions and amounts) which limit the Company’s ability to, among other things: (a) create liens, (b) effect certain fundamental changes, and (c) dispose of substantially all of its property or assets;

•  customary events of default, upon the occurrence of which, after any applicable grace period, the lenders will have the ability to accelerate all outstanding loans under the Credit Facility and terminate the commitments;

•  the option for the Company to prepay, terminate or reduce the commitments under the Credit Facility at any time without penalty in minimum amounts of A$100,000,000 with respect to Tranche A and B commitments and A$50,000,000 with respect to the Tranche C commitment;

•  a mandatory termination and reduction of commitments under the Credit Facility if at any time (i) American Express Company ceases to own at least 79.5% of the outstanding common stock of American Express Travel Related Services Company, Inc., and (ii) American Express Company and American Express Travel Related Services Company, Inc. cease together to own at least 79.5% of the Company and American Express Overseas Credit Corporation Limited; and

•  customary representations and warranties.

Since entering into the Credit Facility, the Company has borrowed A$4,500,000,000.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Credit Facility, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011.

Certain of the lenders under the Credit Facility, or their affiliates, have, and in the future may engage in business transactions with us or our affiliates and have provided, and may in the future from time to time provide, certain commercial and investment banking, financial advisory, and other services in the ordinary course of business for the Company and its subsidiaries, for which they have in the past and may in the future receive customary fees and commissions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EXPRESS CREDIT CORPORATION (REGISTRANT)

By:	/s/ Carol V. Schwartz
Name: Carol V. Schwartz
Title: Secretary

Date:  August 9, 2011